RayzeBio reposted this

RayzeBio
10,305 followers
6h •

We are excited to announce our proposed acquisition by Bristol Myers Squibb. Our leading position in radiopharmaceutical therapeutics coupled with the broad and deep expertise of BMS in oncology allows us to work together to bring forth this next wave of innovation in cancer therapy for patients.

https://lnkd.in/gTEy-mC4

Bristol Myers Squibb™

Bristol Myers Squibb Adds Premier Radiopharmaceutical Platform with Acquisition of RayzeBio

businesswire.com • 11 min read



Ken Song • 1st
President and CEO of RayzeBio
6h •

I am thrilled to announce that we have executed a definitive agreement to be acquired by Bristol Myers Squibb. Together, we can more effectively bring forth the innovation of radiopharmaceutical therapies to patients with cancer. I'd like to thank our employees, board members, advisors, partners, trial investigators/staff, and patients. It has been an exciting 3 years since we started our operations, but this is just the beginning of what I believe to be a fruitful journey to positively and meaningfully impact the battle against cancer.

RayzeBio

RayzeBio
10,305 followers
6h •

We are excited to announce our proposed acquisition by Bristol Myers Squibb. Our leading position in radiopharmaceutical therapeutics coupled with the broad and deep expertise of BMS in oncology allows us to work together to bring forth this next wave of innovation in cancer therapy for patients.

https://lnkd.in/gTEy-mC4

Bristol Myers Squibb™

Bristol Myers Squibb Adds Premier Radiopharmaceutical Platform with Acquisition of RayzeBio

businesswire.com • 11 min read